Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Eagle Point Credit Company Inc.

We consent to the use of our report dated February 26, 2015, with respect to the financial statements of Eagle Point Credit Company Inc. and Subsidiary (formerly Eagle Point Credit Company, LLC), as of and for the period ended December 31, 2014, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, NY

April 29, 2015